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                                                                EXHIBIT (99)-1


FOR IMMEDIATE RELEASE
May 1, 1995


WISCONSIN ENERGY, NORTHERN STATES POWER
ANNOUNCE STRATEGIC BUSINESS COMBINATION

Milwaukee, Wis. and Minneapolis, Minn. -- Wisconsin Energy Corporation (NYSE:
WEC) of Milwaukee, and Northern States Power Company (NYSE: NSP) of Minneapolis, two of the nation's leading utility companies, today announced that they have signed a definitive agreement to engage in a strategic business combination.

The merger-of-equals transaction, which was unanimously approved by both companies' boards of directors, will join two companies whose current combined market capitalization is approximately $6.0 billion, and will create the tenth largest investor-owned (electric/gas) utility company in the United States based on current market capitalization. For the year ended Dec. 31, 1994, the combined revenues of Wisconsin Energy and Northern States Power were $4.2 billion, with total assets of more than $10.0 billion.

The management teams of both companies believe the transaction will create a combined enterprise well-positioned for an increasingly competitive energy industry environment. It is designed to achieve continued competitive energy rates over the long term for the companies' respective customers and to enhance value for the shareholders of both companies.

A preliminary estimate indicates that the merger will result in net savings of approximately $2.0 billion over 10 years. The synergies created by the merger will allow the companies to implement a reduction in electric retail rates followed by a rate freeze for retail electric customers through the year 2000.

The transaction will result in a registered public utility holding company known as Primergy Corporation (Primergy), which will become the parent of both NSP and the current operating subsidiaries of WEC. Primergy will serve 2.3 million electric customers and 750,000 natural gas customers, and its service territory will include portions of Minnesota, Wisconsin, North Dakota, South Dakota and Michigan. The business of Primergy will consist of utility operations and various non-utility enterprises, including independent power projects.

At the effective time of the transaction, holders of Northern States Power
(NSP) common stock will own 1.626 shares of stock of Primergy for each share of NSP stock they own, and Wisconsin Energy (WEC) shareholders will own one share of Primergy common stock for each share of Wisconsin Energy common stock
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As of April 20, 1995, Wisconsin Energy had 109.4 million shares outstanding, and Northern States Power had 67.3 million shares outstanding. Based on the number of outstanding common shares, 50% of the common equity of Primergy would be held by existing Northern States Power Company shareholders and 50% by existing Wisconsin Energy Corporation common shareholders. The holders of preferred stock of Northern States

Power will receive preferred stock in a successor corporation with identical terms. The preferred stock of Wisconsin Electric Power Company will remain outstanding after the transaction. As a condition of closing, the parties must receive an Internal Revenue Service ruling that the exchange of stock qualifies as a tax-free transaction, and obtain appropriate accounting assurances that the transaction will be accounted for as a pooling of interests.

It is anticipated that Primergy will adopt NSP's dividend payment level adjusted for the exchange ratio. NSP currently pays $2.64 per share annually, and WEC's annual dividend rate is currently $1.47 per share. Based on the exchange ratio and NSP's current dividend rate, the pro forma dividend rate for Primergy would be $1.62 per share. Both companies have historically increased their dividends consistently, and anticipate that such policies will continue, both before and after the merger, subject to earnings performance and regulatory constraints.

Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy Corporation, said: "This merger gets us in front of the changing energy marketplace. We are initiating a thoughtful combination of resources and talents to manage successfully in the much more demanding times ahead. Our common goal is to be a premier investor-owned energy company -- in meeting customer needs, having competitive rates and creating shareholder value."

James J. Howard, chairman, president and chief executive officer of NSP, said:
"This transaction is the best and most financially conservative way to ensure continued competitive rates over the long term for the customers of both companies. By doing that, we will help our communities attract new business, add jobs and strengthen the economy in our combined service territory. That, in turn, will position the combined company to build long-term value for all its shareholders -- many of whom also are customers."

Following completion of the merger, Howard, 59, will serve as chairman and chief executive officer of Primergy. Abdoo, 51, will become vice chairman, president and chief operating officer of Primergy. Abdoo will become chief executive officer of Primergy in May 1998. Howard will continue as chairman of the new company until his expected normal retirement date in July 2000, at which time Abdoo will become chairman.

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After the merger, Wisconsin Energy Company (the new name for the consolidated operations of Wisconsin Energy's existing utility subsidiaries, Wisconsin Electric Power Company and Wisconsin Natural Gas Company) and Northern States Power Company will continue to operate under those names as the principal subsidiaries of Primergy Corp. Following the merger, NSP-Wisconsin will merge into Wisconsin Energy Company. The headquarters of the two utilities will remain in their current locations, Wisconsin Energy's in Milwaukee and NSP's in Minneapolis. The headquarters of Primergy, which will be incorporated in the state of Wisconsin, will be in Minneapolis. The board of directors of Primergy will be composed of six current directors of WEC and six current directors of NSP.

"We intend to be a winner in the new market ahead," Abdoo stated, "and that means first and foremost a clear focus on customers. Knowing what our customers want, and meeting those needs quickly, efficiently and with quality is what this merger of two great companies is all about."

"The benefits of this strategic combination for shareholders are expected to be substantial," Howard said. "Value will be obtained from the strengthening and improved cost-efficiency of our combined product lines. The professional, productive attitudes of both employee groups will combine to enhance solid traditions of quality customer service."

According to Howard and Abdoo, an additional benefit of the merger is that it will leverage the complementary environmental expertise and leadership of both companies. The combined entity will utilize the most efficient, least-polluting generation sources available to provide customers with reliable electricity systemwide.

Both NSP and WEC recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure, but will seek approval from the Securities and Exchange Commission to maintain such businesses. If divestiture is ultimately required, the SEC has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder values.

The merger is subject to approval by the shareholders of both companies and various regulatory agencies including the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state regulators in Minnesota, Wisconsin and in certain other states where the companies conduct business; and the Nuclear Regulatory Commission. The merger also is subject to the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The preliminary proxy materials are expected to be filed with the Securities and Exchange Commission in the near future. While the timing of the regulatory process cannot be predicted with certainty, the parties currently expect completion of the transaction in the fourth quarter of 1996.
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Wisconsin Energy Corporation
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Wisconsin Energy (WEC), headquartered in Milwaukee, is a holding company with seven wholly owned subsidiaries and approximately 5,000 employees. The utility subsidiaries are Wisconsin Electric Power Company (WEPCO) and Wisconsin Natural Gas Company (WNG).

WEPCO serves about 945,000 electric customers in three non-contiguous areas which include southeastern Wisconsin (including the Milwaukee area), eastern Wisconsin (including Appleton), and northeastern Wisconsin and the Upper Peninsula of Michigan. WEPCO also sells steam utility service in downtown Milwaukee to both space heating and manufacturing customers.

WEC's electric energy mix is 64% coal, 27% nuclear, 7% purchased power and 2% other. The Point Beach nuclear units 1 and 2 provide 19% of company-owned generating capability.

WNG services about 350,000 gas customers in southeastern Wisconsin, the Fox Valley, and in the Prairie du Chien area. In 1994, WNG acquired Wisconsin Southern Gas Company, Inc. If regulatory approvals are obtained, WNG will merge with WEPCO December 31, 1995.

WEC's non-regulated subsidiaries -- Wispark Corp., Witech Corp., Wisvest Corp., Badger Service Co., and Wisconsin Michigan Investment Corp. -- are devoted primarily to stimulating economic growth in the utilities' service territories and to capitalizing on diversified investment opportunities for shareholders.

Northern States Power Company
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Northern States Power Company (NSP), headquartered in Minneapolis, serves customers in Minnesota, Wisconsin, North Dakota, South Dakota and Michigan. NSP generates, transmits and distributes electricity to about 1.4 million customers and distributes natural gas to approximately 400,000 customers. The company employs approximately 7,000 people.

NSP-Minnesota operates in Minnesota, North Dakota and South Dakota. NSP-Wisconsin is a wholly owned subsidiary operating in Wisconsin and the Upper Peninsula of Michigan.

NSP's electric energy mix is 48% coal, 28% nuclear, 20% purchased power and 4% hydro and renewables. NSP's Prairie Island and Monticello nuclear plants provide 22% of company-owned generating capability.

NRG Energy, Inc., with headquarters in Minneapolis, is a wholly owned subsidiary operating non-regulated energy business activities.

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Cenergy, Inc., a wholly owned subsidiary of NSP, markets natural gas and energy related services throughout the United States. In December 1994, the Federal Energy Regulatory Commission granted the company a license to also market electricity.

Viking Gas Transmission Company, also a wholly owned subsidiary, owns and operates a 500-mile natural gas pipeline serving the Upper Midwest. The pipeline provides transportation services and has direct access to four major interstate and international pipelines linked to the majority of natural gas supplies in North America.

CONTACTS
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For Northern States Power Company           For Wisconsin Energy Corporation

Investor inquiries:                         Investor inquiries:

  Jim McIntyre                              Cal Baker
    612/330-7712                              414/221-2126
  Jackie Currier                            Jeff West
    612/330-6020                              414/221-2590
  Dick Kolkmann
    612/330-6622


Media inquiries:                            Media inquiries:

  John Bousquet                             Rick James
    612/337-2167                              414/221-4444 (Mon., 5/1)
                                              414/221-3818 (Tues., 5/2
                                                 and following)




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